Exhibit 10.12

PARTIAL SETTLEMENT OF DEBT

This agreement ("**Agreement**") is made and entered into as of March 24, 2025 (the "**Effective Date**") by and among Impact Biomedical, Inc., a Nevada corporation ("**Impact**" or "**Borrower**") and DSS, Inc., a New York corporation ("**DSS**" or "**Lender**"). Impact and DSS are sometimes referred to individually as a "party" and collectively as the "parties" in this Agreement.

RECITALS

WHEREAS, on March 31, 2023, the Lender made a loan (the "**Loan**") in the form of a revolving promissory note in the original amount of up to $12,000,000, with such Loan being evidenced by that certain Revolving Promissory Note document dated March 31, 2023, in the committed principal amount of up to TWELVE MILLION AND no/100 DOLLARS ($12,000,000.00), together with interest on the unpaid principal balance (the "**Original Note**");

WHEREAS, on January 18, 2024, the Lender agreed to and did amend and extend the Loan terms, which amend the existing Original Note terms to (1) extend the maturity date of the Loan to September 30, 2030, (ii) eliminate any advance feature under the terms of the Original Note, (iii) establish specific repayment terms for the Loan balance, (iv) and amended the interest rate to a market rate of interest (WSJ Prime + 0.5%), and to allow the advancement of the unpaid interest owing as of $1,231,483.14 to be advanced to the Loan, and thus increasing the Loan's principal balance to $12,859,328.60 (being comprised of $11,627,845.46 in principal and $1,231,483.14 in advanced interest), with such amended terms being reflected by that Amended and Restated Promissory Note dated January 18, 2024 ("**First Amended Note**");

WHEREAS, on September 16, 2024, the Lender agreed to and did further amend the Loan terms to (i) permit the Borrower, during the first 24 months from the effective date, to elect to make regularly scheduled principal and/or interest payments in either cash or shares of the Borrower's common stock at a fixed conversion rate of $3.00 per share during the first 12 months and at the average volume weighted average ("**VWAP**") over the last ten trading days during months 13–24, (ii) grant the Lender the right, after the initial 24-month period, to elect to receive such regularly scheduled payments in either cash or stock at the VWAP-based conversion rate, (iii) restrict any shares issued pursuant to such conversion from being traded for 12 months from the effective date, (iv) revise the quarterly interest due dates to the last day of each calendar quarter, (v) defer the "On Demand, if No Demand" feature until after the 24th month of the Second Amended Note term, (vi) continue the scheduled monthly principal and interest repayment program commencing on October 29, 2027 and continuing through August 31, 2030 in fixed monthly payments of $126,380.80, (vii) reaffirm the maturity date of September 30, 2030, (viii) provide the Borrower with the right to satisfy any demand made after the 24th month in either cash or stock at the VWAP-based rate, and (ix) provide the Lender with the exclusive right to accept or reject any prepayment in cash or stock, with such amended terms being reflected in that Second Amended and Restated Promissory Note

dated September 16, 2024 ("**Second Amended Note**");

WHEREAS, as of March 24, 2025, the Second Amended Note has an outstanding balance of $14,518,415.87, which is comprised of $13,176,477.03 in principal and accrued interest of $1,341,974.84;5;

WHEREAS, Impact has proposed to settle a portion of the outstanding indebtedness under the Second Amended Note in the amount of $8,697,142.80 by issuing 2,415,873 shares of unrestricted freely tradeable common stock, traded under the ticker symbol IBO, at a conversion rate based on the closing market price of such shares on March 24, 2025, of $3.60 per share; and

WHEREAS, DSS has agreed to accept such proposal and desires to receive 2,415,873 shares of Impact common stock as partial repayment of the Loan, representing a reduction of the outstanding indebtedness in the amount of $8,697,142.80, based on the agreed conversion rate of $3.60 per share as of the market close on March 24, 2025;

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. PARTIAL SETTLEMENT OF INDEBTEDNESS; CONSIDERATION. For a credit of Eight Million Six Hundred Ninety-Seven Thousand One Hundred Forty-Two and 80/100 Dollars ($8,697,142.80) to be immediately applied against the outstanding principal and interest balance of the Loan (hereinafter, the "**Consideration**"), with such credit being applied to all amounts currently past due and owing, and upon the terms and subject to the conditions of this Agreement, Borrower hereby issues, transfers, and delivers to Lender, and Lender hereby receives and accepts from Borrower, 2,415,873 shares of Impact's common stock, par value $0.001 per share (the "**Shares**"), and all rights and interests related thereto. The Shares are valued at $3.60 per share, being the closing market price of the common stock of Impact on March 24, 2025.

2. ACCEPTANCE OF CONSIDERATION. Lender accepts, and agrees that, the Consideration constitutes the sole consideration for the partial settlement of the Loan as set forth herein, and that the issuance, transfer, and delivery of the Shares by Borrower to Lender represents valid and sufficient consideration for the corresponding reduction in the outstanding indebtedness and the rights and interests related thereto.

3. ACTIONS OF BORROWER AND LENDER AFTER THE EFFECTIVE DATE. From and after the Effective Date, the Borrower and Lender shall execute such other documents and perform such other acts as may be reasonably necessary or desirable to effectuate the transactions contemplated by this Agreement.

4. REPRESENTATIONS AND WARRANTIES OF BORROWER. Borrower hereby represents and warrants to Lender that:

4.1 The execution, delivery, and performance of this Agreement by Borrower, and the consummation of the transactions contemplated herein, do not and will not: (a) conflict with, result in a breach or default under (or give rise to any right of termination, cancellation, acceleration, or loss of any benefit under), or require the consent or approval of any third party or governmental authority, except the NYSE (other than those already obtained or waived) under any contract, agreement, instrument, or other obligation to which Borrower is a party or by which its properties or assets are bound; (b) violate any applicable law, regulation, or order; or (c) conflict with or result in the breach of, or constitute a default under, any provision of Borrower's organizational documents or other contractual obligations.

4.2 This Agreement constitutes a legal, valid, and binding obligation of Borrower, enforceable against Borrower in accordance with its terms.

4.3 This Agreement and the issuance of the Shares have been duly authorized by all necessary corporate action on the part of Borrower, including approval by its board of directors or appropriate officers.

4.4 The Shares issued pursuant to this Agreement are, upon issuance, duly authorized, validly issued, fully paid, and non-assessable, and are not subject to any liens, encumbrances, or restrictions other than those imposed by applicable securities laws or this Agreement.

4.5 Borrower acknowledges that Lender has made no warranties or representations of any kind, express or implied, except as expressly set forth in this Agreement.

4.6 Borrower is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Nevada.

5. REPRESENTATIONS AND WARRANTIES OF LENDER. Lender hereby represents and warrants to Borrower that:

5.1 Lender is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York.

5.2 This Agreement, and the acceptance of the Shares as partial settlement of the Loan, have been duly authorized by all necessary corporate action of Lender, including approval by its board of directors or appropriate officers.

5.3 The execution, delivery, and performance of this Agreement by Lender, and the consummation of the transactions contemplated herein, do not and will not: (a) conflict with or result in a breach of any provision of Lender's certificate of incorporation, bylaws, or other organizational documents; (b) conflict with, result in a breach or default under (or give rise to any right of termination, cancellation, acceleration, or loss of any benefit under), or require the consent or approval of any third party or governmental authority (other than those already obtained or waived) under any contract, agreement, or instrument to which Lender is a party or by which its properties or assets are bound; (c) violate any applicable law, regulation, or order; or (d) conflict with or result in a breach of, or constitute a default under, any of Lender's contractual obligations.

5.4 This Agreement has been duly executed and delivered by Lender and constitutes a legal, valid, and binding obligation of Lender, enforceable against Lender in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting creditors' rights generally and to general principles of equity.

5.5 Lender acknowledges that Borrower has made no representations or warranties of any kind, express or implied, other than as expressly set forth in this Agreement.

6. MISCELLANEOUS.

6.1 This transaction is being undertaken in good faith, following arm's-length negotiations between the Parties. Borrower represents that the credit being applied to the Loan balance in exchange for the Shares is fair, reasonable, and in the best interests of the Borrower. In the event that any court of competent jurisdiction, judicial authority, or other legal tribunal determines that this transaction is voidable, unenforceable, or contrary to the best interests of the Borrower or its creditors, the Parties agree to cooperate in good faith to unwind the transaction and restore each Party, to the extent practicable, to the position they occupied immediately prior to the closing of this Agreement.

6.2 ADDRESSES AND NOTICES. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via e-mail transmission prior to 5:00 P.M., New York City time, on a trading day, (b) the next trading day after the date of transmission, if such notice or communication is delivered via e-mail transmission on a day that is not a trading day or later than 5:00 P.M., New York City time, on any trading day, (c) the trading day following the date of mailing, if sent by U.S. nationally recognized overnight courier service with next day delivery specified, or (d) upon actual receipt by the party to whom such notice is required to be given. The address and e-mail address for such notices and communications shall be as follows:

If to Borrower:
Impact Biomedical, Inc.
Address: 1400 Broadfield Blvd., Suite 130
Houston, Texas 77084
Attention: Frank D. Heuszel, Chairman & CEO
Email: frank.heuszel@impactbiomedinc.com

If to Lender:
DSS, Inc.
Address: 275 Wiregrass Pkwy
West Henrietta, NY 14586
Attention: Jason Grady, CEO
Email: jason.grady@dssworld.com

6.3 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties with respect to the partial settlement of the Loan through the issuance of the Shares and supersedes all prior or contemporaneous agreements, understandings, representations, or communications, whether oral or written, relating to the subject matter hereof. This Agreement may not be amended or modified except by a written agreement signed by both Parties. Each Party acknowledges that it has relied solely upon the terms and conditions expressly set forth in this Agreement, and not upon any promise, representation, warranty, or covenant not contained herein. Each Party further acknowledges that it has had the opportunity to consult with independent legal counsel and other advisors prior to executing this Agreement, and that any failure to do so constitutes a waiver of any objection, claim, or defense based on lack of review or advice.

6.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada applicable to agreements made and to be performed therein, without regard to any conflict of laws principles that would cause the application of the laws of any other jurisdiction.

6.5 Headings. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the Agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

6.6 Counterparts; Signature. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any counterpart of this Agreement may be executed by electronic or facsimile signature, which shall be deemed to be an original.

6.7 Further Assurance. The parties each agree, from time to time after the Effective Date, upon the request of the other and without further consideration, to do, execute, acknowledge and deliver, or to cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, consents and assurances as might be required, or reasonably necessary (including, but not limited to, obtaining third party consents), to give effect to this Agreement and to allow each party to fully enjoy and exercise the rights accorded to and acquired by it under this Agreement.

6.8 Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability.

6.9 Attorneys' Fees. If either party is required to bring suit to enforce the terms of this Agreement, the prevailing party is entitled to recover its reasonable costs of enforcement, including reasonable attorneys' fees from the other party as additional damages and part of any judgment entered.

6.10 Survivability. All of the representations, warranties and covenants of the parties and the rights and remedies of the parties with respect thereto shall survive the execution hereof.

6.11 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, Borrower and Lender will be entitled to specific performance under this Agreement. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agree to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

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IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first written above.

BORROWER:

IMPACT BIOMEDICAL, INC, a Nevada Corporation

By: Frank D. Heuszel
Its: Chairman and CEO

LENDER:

DSS, INC., a New York corporation

By: Jason Grady
Its: CEO